UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2007

        FIRST DEFIANCE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

OHIO	0-26850	34-1803915
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

        601 Clinton Street, Defiance, Ohio 43512
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (419) 782-5015

          Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

           On March 30, 2007, First Defiance Financial Corp. (the "Company") completed a private placement of $15 million of pooled capital securities through a newly formed Delaware trust subsidiary, First Defiance Statutory Trust II (the "Trust").  These securities have a 30-year maturity and are redeemable at the Company’s option after five years. The securities pay a fixed interest rate of 6.441% for the first five years and a floating interest rate based on three-month LIBOR plus 150 basis points, repricing quarterly, thereafter.

The proceeds from the sale of the securities were used by the Trust to purchase $15 million in aggregate principal amount of the Company’s junior subordinated deferrable interest debentures (the “Debentures”).  The Debentures were issued pursuant to an Indenture, dated March 30, 2007 by and between the Company and LaSalle Bank, as trustee. The Debentures bear interest at the same rate as the securities.  The Debentures mature on June 15, 2037, but may be redeemed at the Company’s option at any time on or after June 15, 2012, or at any time upon certain events.  The Debentures are redeemable for their aggregate principal amount, plus accrued interest, if any.

           The Company also has entered into a Guarantee Agreement pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the pooled floating rate capital securities, and the payment of the principal amount of the securities when due, either at maturity or on redemption.

A copy of the press release is furnished with this Form 8-K as an exhibit. These securities are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Item 9.01                      Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits:

99           Press Release dated April 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ John C. Wahl

Date: April 3, 2007